Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS 95 PERCENT INCREASE IN THIRD QUARTER EARNINGS AND $8.8 BILLION IN NEW AWARDS

•                  BACKLOG UP 31 PERCENT TO $36.5 BILLION

•                  2008 EPS GUIDANCE NARROWED TO RANGE OF $3.70 - $3.80

•                  2009 EPS GUIDANCE ISSUED AT RANGE OF $3.90 - $4.20 PER SHARE

IRVING, TEXAS – November 6, 2008 – Fluor Corporation (NYSE: FLR) announced financial results for its third quarter ended September 30, 2008.  Revenue rose by 38 percent to $5.7 billion, compared with $4.1 billion in the third quarter of 2007.  Net earnings for the third quarter were $183 million, an increase of 95 percent over $94 million a year ago.  Earnings per share doubled to $1.01 per diluted share, compared with $0.51 per diluted share for the same period last year.  Operating profit for the quarter increased 71 percent to $324 million, compared with $190 million a year ago, reflecting solid profit contributions from all business segments.  Operating margins increased to 5.7 percent compared with 4.6 percent in the third quarter of 2007.

New project awards for the third quarter were a record $8.8 billion, including a $3.4 billion award for the BP Whiting Modernization Project in the U.S., a large gas processing project in Russia and a $1.3 billion mining project in Latin America.  Consolidated backlog at the end of the third quarter rose to a new company record of $36.5 billion, which is a $3.5 billion sequential increase over last quarter and a 31 percent increase from the same period a year ago.

Corporate G&A expense for the quarter was $45 million, level with $45 million reported in the third quarter of 2007.  Cash and marketable securities at quarter end were $2.2 billion, up from $1.6 billion a year ago.

“Fluor’s focus on major, long-term capital projects with well-funded clients continues to generate significant growth and opportunity for the company,” said Chairman and Chief Executive Officer Alan Boeckmann. “Although the current economic environment has created uncertainty on a number of fronts, we are optimistic that our substantial backlog and industrial and geographic diversification will allow Fluor to continue to grow in 2009.”

Outlook

Based on strong performance to date and record third quarter new award levels, the company has narrowed its 2008 earnings guidance to a range of $3.70 to $3.80 per share.  For 2009, the company acknowledges the possibility that a prolonged economic downturn could moderate the demand for large capital expansion programs globally.  While the potential exists for near-term decline in demand in certain of our markets, based on our current prospect list and the substantial earnings power of the existing $36.5 billion backlog, we are establishing initial 2009 earnings guidance in the range of $3.90 to $4.20 per share.

Business Segments

Fluor’s Oil & Gas segment reported third quarter revenue of $3.3 billion, up 52 percent from the third quarter of 2007.  Operating profit rose by 84 percent to $206 million.  This strong performance resulted from significant growth in the level of oil, gas and petrochemical work globally.  New awards in the third quarter totaled $5.1 billion, including a $3.4 billion award for a refinery modernization project at BP’s Whiting, Indiana complex and a large gas processing expansion project for Sibur Group in Russia.  Ending backlog for Oil & Gas at September 30, 2008 rose to $22.8 billion, up 39 percent from $16.4 billion a year ago and up $1.9 billion sequentially.

Fluor’s Industrial & Infrastructure segment reported revenue of $879 million in the third quarter, up 19 percent from last year.  Operating profit was $28 million, compared with $27 million a year ago.  Strong profit contributions from the Mining & Metals business line were partially offset by a $16 million charge relating to the London Connect project in the United Kingdom.  New awards in the quarter were $2.2 billion, including a $1.3 billion award for a large gold and copper processing project in Latin America and a $420 million contract for a solar panel manufacturing complex for Renewable Energy Corporation in Singapore.  Ending backlog rose to $8.5 billion, up 63 percent from $5.2 billion a year ago and up 19 percent sequentially.

Revenue for the Government segment was $369 million for the third quarter, compared with $337 million a year ago.  Operating profit for the quarter was $18 million, compared to a loss of $2 million for the third quarter of 2007 which included a $21 million charge relating to the Bagram Air Base project in Afghanistan.  Third quarter new awards totaled $922 million, including approximately $600 million for transitional work and the first full year of operations at the Department of Energy’s Savannah River site.  Ending backlog was $886 million, compared with $839 million a year ago.

The Global Services segment reported revenue of $593 million, up 9 percent from $542 million in the third quarter of last year.  Operating profit was $49 million compared with $48 million a year ago.  Current quarter results were adversely impacted by delays in refinery turnarounds and hurricanes along the Gulf Coast.  New awards were $405 million, bringing backlog to $2.7 billion at the end of the third quarter.

Fluor’s Power segment reported revenue of $531 million, up 64 percent from $324 million in the third quarter of 2007.  Operating profit in the third quarter increased to $24 million, which compares with $6 million a year ago.  Results for the quarter reflect significant progress on projects, including two coal-fired power generation units in Texas.  The Power segment booked new awards of $226 million in the third quarter, bringing ending backlog to $1.6 billion which compares with $2.8 billion in the same period of 2007.

Results for the Nine Months

Net earnings for the first nine months of 2008 increased 94 percent to $530 million, including a pre-tax gain of $79 million from the sale of a joint venture interest in a wind power project, up from $274 million for the first nine months of 2007.  Earnings per diluted share for the nine months were $2.89, compared with $1.51 per diluted share for the same period last year.  Revenue rose 36 percent to $16.3 billion, compared with $12.0 billion in the first nine months of last year.

Third Quarter Call

Fluor will host a conference call at 5:30 p.m. Eastern Standard Time on Thursday, November 6, which will be webcast live on the internet, along with a supplemental slide presentation, and can be accessed by logging onto http://investor.fluor.com and clicking on the “webcast” link for this event.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $16.7 billion in 2007.  For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: the current worldwide financial crisis, which may cause or accelerate a number of the other factors listed below; customer cancellations of, or scope adjustments to, existing contracts that may be terminated at any time; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s customers; the availability of credit and restrictions imposed by credit facilities, both for the Company and our customers; customer delays or defaults in making payments; the cyclical nature of many of the markets the Company serves and vulnerability to downturns such as the current worldwide economic downturn; the Company’s failure to receive anticipated new contract awards;  failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; competition in the industry; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the potential impact of certain tax matters including, but not limited to, those from foreign operations and any audits by tax authorities; changes in global business, economic, political and social conditions; civil unrest, security issues, labor conditions or other unforeseeable events in the countries in which we do business;  the impact of environmental, health, safety, anti-bribery, international trade or other laws and regulations; and possible limitations on letter of credit or bonding capacity. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A.Risk Factors” in the Company’s Form 10-K filed on February 29, 2008 as well as in the Company’s Form 10-Q filed on November 6, 2008. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. Except as otherwise required by law, the Company undertakes no obligation to publicly update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED SEPTEMBER 30	2008	2007
Revenue	$5,673.8	$4,115.2
Cost and Expenses:
Cost of Revenue	5,349.5	3,925.7
Corporate G&A	44.6	44.9
Net Interest Income	(16.1)	(10.7)
Total Cost and Expenses	5,378.0	3,959.9
Earnings before Income Taxes	295.8	155.3
Income Tax Expense	112.7	61.6
Net Earnings	$183.1	$93.7
Basic Earnings per Share
Net Earnings	$1.03	$0.54
Weighted Average Shares	178.3	174.6
Diluted Earnings per Share
Net Earnings	$1.01	$0.51
Weighted Average Shares	181.9	183.5
New Awards	$8,811.3	$6,013.3
Backlog	$36,536.8	$27,874.2
Work Performed	$5,506.0	$4,017.9

NINE MONTHS ENDED SEPTEMBER 30	2008	2007
Revenue	$16,254.4	$11,978.6
Cost and Expenses:
Cost of Revenue	15,367.7	11,424.4
Gain on sale of joint venture interest	(79.2)	-
Corporate G&A	145.8	142.1
Net Interest Income	(42.5)	(23.0)
Total Cost and Expenses	15,391.8	11,543.5
Earnings before Income Taxes	862.6	435.1
Income Tax Expense	332.2	161.2
Net Earnings	$530.4	$273.9
Basic Earnings per Share
Net Earnings	$3.00	$1.57
Weighted Average Shares	176.7	174.3
Diluted Earnings per Share
Net Earnings	$2.89	$1.51
Weighted Average Shares	183.6	181.7
New Awards	$20,903.4	$16,274.6
Backlog	$36,536.8	$27,874.2
Work Performed	$15,714.2	$11,676.8

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30		2008		2007
External Revenue
Oil & Gas		$3,302.9		$2,177.9
Industrial & Infrastructure		878.5		735.4
Government		368.7		336.6
Global Services		592.9		541.7
Power		530.8		323.6
Total External Revenue		$5,673.8		$4,115.2

	$	%	$	%
Operating Profit (Loss) Margin $and %
Oil & Gas	$205.6	6.2	$111.5	5.1
Industrial & Infrastructure	27.9	3.2	26.7	3.6
Government	17.7	4.8	(2.1)	(0.6)
Global Services	49.0	8.3	47.5	8.8
Power	24.1	4.5	5.9	1.8
Total Operating Profit (Loss) Margin $and %	$324.3	5.7	$189.5	4.6

NINE MONTHS ENDED SEPTEMBER 30		2008		2007
External Revenue
Oil & Gas		$9,248.4		$6,000.4
Industrial & Infrastructure		2,587.2		2,386.0
Government		948.8		1,007.7
Global Services		1,995.2		1,774.4
Power		1,474.8		810.1
Total External Revenue		$16,254.4		$11,978.6

	$	%	$	%
Operating Profit Margin $and %
Oil & Gas	$512.1	5.5	$300.3	5.0
Industrial & Infrastructure	178.7	6.9	70.5	3.0
Government	36.5	3.9	23.6	2.3
Global Services	168.6	8.5	142.6	8.0
Power	69.9	4.7	17.2	2.1
Total Operating Profit Margin $and %	$965.8	5.9	$554.2	4.6

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	SEPTEMBER 30, 2008	DECEMBER 31, 2007
Cash and Marketable Securities	$2,224.7	$1,714.4
Total Current Assets	4,808.4	4,059.5
Total Assets	6,605.1	5,796.2
Total Short-Term Debt	140.1	307.2
Total Current Liabilities	3,228.6	2,860.1
Long-term Debt	17.7	17.7
Shareholders’ Equity	2,741.0	2,274.5

Total Debt to Capitalization %	5.4%	12.5%
Shareholders’ Equity Per Share	$15.11	$12.82

SELECTED CASH FLOW ITEMS

($in millions)

	NINE MONTHS ENDED SEPTEMBER 30
	2008	2007

Cash Provided by Operating Activities	$855.2	$649.0

Investing Activities
Capital Expenditures	(211.8)	(200.9)
Net purchases of Marketable Securities	(197.9)	(396.7)
Proceeds from Sale of Joint Venture Interest	79.2	-
Other Items	35.0	41.8
Cash Utilized by Investing Activities	(295.5)	(555.8)

Financing Activities
Non-Recourse Project Financing	-	101.7
Repayment of Bank Debt	-	(42.5)
Repayment of Convertible Debt	(167.1)	-
Cash Dividends	(67.2)	(52.7)
Other Items	32.3	52.4
Cash (Utilized) Provided by Financing Activities	(202.0)	58.9

Effect of Exchange Rate Changes on Cash	(17.9)	45.7

Increase in Cash and Cash Equivalents	$339.8	$197.8

Depreciation	$121.3	$105.3

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2008		2007		% Chg

Oil & Gas	$5,102	58%	$4,330	72%	18%
Industrial & Infrastructure	2,156	24%	364	6%	492%
Government	922	10%	708	12%	30%
Global Services	405	5%	540	9%	(25)%
Power	226	3%	71	1%	218%

TOTAL NEW AWARDS	$8,811	100%	$6,013	100%	47%

NINE MONTHS ENDED SEPTEMBER 30	2008		2007		% Chg

Oil & Gas	$12,405	59%	$9,363	58%	32%
Industrial & Infrastructure	4,953	24%	1,908	12%	160%
Government	1,108	5%	1,017	6%	9%
Global Services	1,715	8%	1,866	11%	(8)%
Power	722	4%	2,121	13%	(66)%

TOTAL NEW AWARDS	$20,903	100%	$16,275	100%	28%

BACKLOG TRENDS

($ in millions)

AS OF SEPTEMBER 30	2008		2007		% Chg

Oil & Gas	$22,835	63%	$16,394	59%	39%
Industrial & Infrastructure	8,461	23%	5,179	19%	63%
Government	886	2%	839	3%	6%
Global Services	2,730	8%	2,680	9%	2%
Power	1,625	4%	2,782	10%	(42)%

TOTAL BACKLOG	$36,537	100%	$27,874	100%	31%

United States	$17,128	47%	$11,425	41%	50%
The Americas	2,834	8%	2,193	8%	29%
Europe, Africa and the Middle East	14,563	40%	12,293	44%	18%
Asia Pacific	2,012	5%	1,963	7%	2%

TOTAL BACKLOG	$36,537	100%	$27,874	100%	31%

FLRF